EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-123360, 333-125387 and 333-131435), on Form S-3 (Nos. 333-81980-99, -01, -02, -03) and on Form S-4 (No. 333-61757-99) of TD Banknorth Inc. and in the related Prospectus of our report dated February 28, 2006, with respect to the consolidated financial statements and schedules of TD Banknorth Inc., TD Banknorth Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TD Banknorth Inc., incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 10, 2006